UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2005

INVISA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50081	65-1005398
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IIRS Employer Identification No.)

6935 15th Street East, Suite 120, Sarasota, Florida 34243

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (941) 355-9361

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Agreement of a Registrant.

The Company experienced a severe cash shortage which was described in the Company’s 10-Q for the fiscal quarter ended March 31, 2005. This cash shortage resulted in the Company having an immediate need for funding to maintain its current operations, and to retain and preserve the opportunity to rehire certain of its essential employees. Accordingly, effective June 1, 2005, the Company entered into and became bound by an Agreement with Friday Harbour, LLC, an entity owned and managed by certain stockholders of the Company, which provided the Company with the right to borrow up to $50,000 (the “Commitment Amount”) upon seven days’ notice (the “Credit Facility”). An agreement in principal was reached between the Lender and the Company on May 24, 2005, and pending the preparation and signing of definitive agreements, the Lender made a good faith advance of $10,000. By mutual agreement with the Company, the Lender may increase the amount available to the Company from the initial Commitment Amount of $50,000 up to $100,000; however, the Company has not requested, and no commitment currently exists for, such increase from the initial Commitment Amount. Borrowings under the Credit Facility are unsecured general obligations of the Company. The Company’s right to borrow funds under the Credit Facility will continue until May 24, 2006, unless earlier terminated on the date on which the Company closes an Agreement to merge, or for a Subsidiary of the Company to merge (including a reverse triangular merger), with a third party, or enters into a commitment for an investment in the amount of $500,000 or greater. Borrowings by the Company under the Credit Facility bear no interest for 90 days from the date of the Credit Facility and thereafter accrue interest at 10% per annum.

All principal and interest borrowed by the Company under the Credit Facility will be due and payable on May 24, 2006, or earlier in the event the Company closes an Agreement to merge, or for a Subsidiary of the Company to merge (including a reverse triangular merger), with a third party, or enters into a commitment for an investment in the amount of $500,000 or greater. Until May 24, 2006, the Commitment Amount is convertible into shares of the Company’s Common Stock at $0.075 per share, which was the closing price of the Company’s common stock on May 24, 2005. The conversion shares are subject to certain piggy-back registration rights.

Item 5.02(b)  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 31, 2005, Robert Knight resigned from the Company’s Board of Directors and all committees.

Item 7.01    Regulation FD Disclosure

In mid April 2005, the Company experienced a severe cash shortage which had not been fully anticipated as discussed in our Form 10-Q for the fiscal quarter ended March 31, 2005 (we referred to this event as our “Cash Shortage”). In reaction to the Cash Shortage, the Company terminated the employment of its then president, Herb Lustig, and chief financial officer, David J. Benedetti. These two past employees have ceased all services to the Company and the Company has no plans to rehire them. Also in reaction to the Cash Shortage, in mid April 2005, the Company terminated the employment of the balance of its employees, including essential employees such as its chief technology officer, Robert Ferguson, and its chief operations officer, Carl Parks. On May 10, 2005, the Company convened its annual meeting of shareholders, which was adjourned and reconvened, and as a result of shareholder discussion, the Company is re-examining its prior reactions to the Cash Shortage and is continuing operations.
2

Notwithstanding the Cash Shortage and the termination of employees, the Company has continued to produce and ship product, make ongoing sales and collect accounts receivable. As a result, for the period from April 15, 2005 to May 31, 2005, the Company had product sales of approximately $19,800 compared with approximately $14,100 for the comparable period in 2004. This represents an approximately 40% increase in sales during the Cash Shortage period. The Company believes that its sales performance during the Cash Shortage period is consistent with its strong customer relationships and growing product acceptance. The Company is in discussion with various customers as part of its re-examination of all aspects of its business and growth plan.

During the Cash Shortage period, many of the Company’s essential employees’ demonstrated support for the Company and belief in its technology by continuing to provide services after their termination. As a result of the services provided by these essential employees and certain stockholders, the Company conducted operations on an uninterrupted basis throughout April and May 2005, arranged the Credit Facility discussed above, is seeking to maintain existing customers and establish new customer relationships and is seeking additional financing. Currently, Messrs. Parks and Ferguson are working full time for the Company at reduced consulting compensation, being paid out of the collection of accounts receivable and the Credit Facility discussed above.

We are continuing to seek long term financing from all sources that we have been able to identify, which includes, without limitation, private placements, license arrangements, product sales, business combinations and mergers. To fund the Company’s planned operations pending such further financing, the Company entered into the Credit Facility described in Item 2.03 above. While we are currently seeking additional financing, we have no commitment for our required financing. We believe that we will be able to obtain required funding; however, if we are unsuccessful, the Company may need to even further reduce, refocus or cease operations. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities would result in ownership dilution to existing stockholders.

Item 9.01  Financial Statements and Exhibits

 (a)  Exhibits

Exhibit No.	Description
10.45	Facility Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVISA, INC.

Date: June 1, 2005	By:	/s/ Stephen A. Michael
Stephen A. Michael
Title: Acting President